UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2008

Sepracor Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-19410	22-2536587
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

                                                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                                                ☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                                                ☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                                                ☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                                                ☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Settlement and License Agreement

On April 30, 2008, Sepracor Inc. (the “Company”) entered into a Settlement and License Agreement (the “ Agreement”) with Breath Limited (“Breath”) to resolve the patent litigation involving the Company’s XOPENEX® brand inhalation solutions products (1.23 mg/3 mL, 0.63 mg/3 mL and 0.31 mg/3 mL) (the “Sepracor Products”).  The parties will promptly file a dismissal without prejudice in the United States District Court for the District of Massachusetts that will conclude the litigation. As part of the settlement, the parties granted mutual releases related to the subject matter of the litigation.

The Settlement and License Agreement permits Breath to sell its generic versions of the Sepracor Products (the “Breath Products”) in the United States under the terms of an exclusive license from the Company commencing on August 20, 2012 (subject to earlier commencement of the license under certain circumstances as provided in the agreement).  Upon launch, Breath would pay Sepracor a double digit royalty on gross profits generated from the sales of generic versions of the Sepracor Products.  Under the Settlement and License Agreement, Breath agrees not to sell any of the products covered by the Company’s patents that are the subject of the license before the date on which the license commences.  Further, the Settlement and License Agreement contains provisions requiring each of the Company and Breath to indemnify the other party under certain circumstances.

The Settlement and License Agreement is a final settlement of the Breath litigation.  The settlement with Breath does not end all disputes related to the Sepracor Products, as litigation against Dey L.P. and Barr Laboratories, Inc. remains pending.  In compliance with U.S. law, the Settlement and License Agreement and the Supply Agreement (discussed below) will be submitted to the U.S. Federal Trade Commission and Department of Justice and are subject to their review.

Supply Agreement

On April 30, 2008, the Company and Breath also entered into a Supply Agreement (the “Supply Agreement”) whereby, effective August 20, 2012, the Company will exclusively supply theSepracor Products (1.23 mg/3 mL, 0.63 mg/3 mL and 0.31 mg/3 mL) to Breath, under the Company’s NDA, for a period of 180 days (the “Initial Term”) and on a non-exclusive basis for up to an additional two and one-half year period thereafter. In addition to the royalties described above, Breath will pay the Company on a cost plus margin basis for supply of the levalbuterol HCl products.  Both the exclusive license under the Settlement Agreement and the exclusive supply obligations under the Supply Agreement could become effective prior to August 20, 2012, if a third party launches a generic version of those dosages of the Sepracor Products or if the parties otherwise mutually agree.  The Supply Agreement contains provisions requiring each of the Company and Breath to indemnify the other party under certain circumstances.  The Supply Agreement also contains standard provisions regarding termination for cause and convenience, including either parties right to terminate at any time after the Initial Term upon nine (9) months written notice.

Forward-Looking Statements

This Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including statements regarding the timing of introduction of generic versions of Sepracor Products, the amount and timing of royalty payments, and the timing of the effectiveness of the exclusive license and exclusive supply obligations under the Settlement and License Agreement and the Supply Agreement, respectively.  Certain factors could cause actual results to differ materially from those indicated by such forward-looking statements, including the timing of a third party launch of a generic version of the Sepracor Products, the sales of the Breath Products, and those factors detailed in the Company’s annual report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

In addition, the statements in this Report on Form 8-K represent the Company’s expectations and beliefs as of the date of this Report. Subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, unless required by applicable law, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: May 1, 2008	By:	/s/ Andrew I. Koven
	Name:	Andrew I. Koven
	Title:	Executive Vice President, General Counsel and Corporate Secretary